Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment No. 1”), dated as of August 7, 2012, is entered into by and among REGIONS BANK, in its capacity as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) and as swingline lender pursuant to the Credit Agreement (as defined below) for the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Lenders and BOURLAND AND LEVERICH SUPPLY CO. LLC, a Delaware limited liability company (“Borrower”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders and Borrower have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrower as set forth in the Amended and Restated Credit Agreement, dated as of May 2, 2012, by and among Borrower, Administrative Agent, Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agents, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders, as amended by this Amendment No. 1 (as the same has been and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Credit Agreement”), and the other Loan Documents (as defined in the Credit Agreement);

WHEREAS, Borrower has requested that Administrative Agent and Lenders make certain other amendments to the Credit Agreement and other Loan Documents as set forth herein, which Administrative Agent and Lenders are willing to do subject to the terms and provisions hereof; and

WHEREAS, by this Amendment No. 1, Administrative Agent, Lenders and Borrower wish and intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Interpretation.  All capitalized terms used herein shall have the meanings assigned thereto in the Credit Agreement and the other Loan Documents, unless otherwise defined herein.

2.           Amendments to Credit Agreement.

(a)           Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Credit Agreement and the other Loan Documents are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 1” shall mean Amendment No. 1 to Credit Agreement, dated as of August 7, 2012, by and among Borrower, Administrative Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 1 Fee Letter” shall mean the confidential Amendment No. 1 Fee Letter, dated as of the date of Amendment No. 1, between Borrower and Administrative Agent, setting forth those certain fees payable by Borrower to Administrative Agent, for the benefit of itself and Lenders, in connection with the consummation of Amendment No. 1, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Total Revolving Commitments Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(c).

(b)           Applicable Margin.  The definition of “Applicable Margin”, as set forth in Section 1.01 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Applicable Margin” shall mean, as of any date of determination, as to each of the respective types of Loans described below and with respect to the Unutilized Commitment Fee payable under Section 2.05(b) hereof, the applicable margin set forth in the table below corresponding to the applicable Quarterly Average Undrawn Availability set forth opposite thereto with respect to (a) each Revolving Loan that is an ABR Loan (“Applicable Margin A”), (b) each Revolving Loan that is a Eurodollar Loan (“Applicable Margin B”) and (c) the Unutilized Commitment Fee payable under Section 2.05(b) hereof (“Applicable Unutilized Commitment Fee Margin”).

Level	Quarterly Average Undrawn Availability	Applicable Margin A (Base Rate)	Applicable Margin B (Eurodollar)	Applicable Unutilized Commitment Fee Margin
I	Less than or equal to one-third (1/3rd) of the Borrowing Base	1.25%	2.25%	0.375%
II	Greater than one-third (1/3rd) of the Borrowing Base but less than or equal to two-thirds (2/3rds) of the Borrowing Base	1.00%	2.00%	0.375%
III	Greater than two-thirds (2/3rds) of the Borrowing Base	0.75%	1.75%	0.50%

For the period from and including the date of Amendment No. 1 to but excluding the first Adjustment Date (as defined below), the Applicable Margin shall be set at Level III in the table above.  Thereafter, the Applicable Margin for each type of Loan and the Unutilized Commitment Fee shall be (a) adjusted as of the first (1st) day of each calendar quarter (i.e., the first (1st) day of each of January, April, July and September), based upon the Borrowing Base Certificates delivered to Administrative Agent, in accordance with Section 5.01(d), with respect to the months comprising the immediately preceding calendar quarter (each an “Adjustment Date”), commencing with the delivery by Borrower of the Borrowing Base Certificates in each of the months comprising the calendar quarter ending June 30, 2012, and (b) based upon the calculation by Administrative Agent of Quarterly Average Undrawn Availability for such calendar quarter.  In the event that any Borrowing Base Certificate is not provided to the Administrative Agent in accordance with Section 5.01(d), the Applicable Margin for each type of Loan and the Unutilized Commitment Fee for the applicable calendar quarter shall be set at the Applicable Margin for such type of Loan and for the Unutilized Commitment Fee set forth in Level I above as of the first (1st) day of the calendar month following the month in which such Borrowing Base Certificate was required to be delivered and shall continue at Level I for such entire calendar quarter and thereafter, until the next Adjustment Date, if any.

In the event that at any time after the end of a calendar quarter, the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Undrawn Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Administrative Agent.  In the event that the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Undrawn Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrower; provided, that the basis for the Quarterly Average Undrawn Availability for purposes of the determination of the Borrowing Base having been less than the actual Quarterly Average Undrawn Availability is not as a result of information provided by Borrower to Administrative Agent.  The foregoing shall not be construed to limit the rights of Administrative Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

(c)           Permitted Acquisition.  The definition of “Permitted Acquisition”, as set forth in Section 1.01 of the Credit Agreement, is hereby amended as follows:

(i)           Clause (iii) of the definition of “Permitted Acquisition” is hereby amended and restated in its entirety as follows:

“(iii)           for each of the sixty (60) days immediately preceding such transaction and after giving effect to such transaction on a Pro Forma Basis, Borrower shall have Excess Liquidity in the aggregate amount, as determined by Administrative Agent, of not less than the greater of (A) $37,500,000 and (B) an amount equal to thirty (30%) percent of the Total Revolving Commitments (it being understood and agreed that, if any such transaction occurs on or prior to the date that is sixty (60) days following the date of Amendment No. 1, solely for the purposes of this clause (iii), the Total Revolving Credit Commitments shall be deemed to be $125,000,000 for each day during such sixty (60) day period);”

(ii)           Clause (xi) of the definition of “Permitted Acquisition” is hereby amended and restated in its entirety as follows:

“(xi)           the Acquisition Consideration for such acquisition (together with all related acquisitions) shall not exceed (A) for any four (4) consecutive fiscal quarters of Borrower, inclusive of any other Permitted Acquisitions made during such four (4) consecutive fiscal quarter period, $75,000,000 in the aggregate, or (B) for all Permitted Acquisitions after the Closing Date, $150,000,000 in the aggregate; and”

(d)           Swingline Commitment.  The definition of “Swingline Commitment”, as set forth in Section 1.01 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17.  The aggregate principal amount of the Swingline Commitment shall be $15,000,000.”

(e)           Total Revolving Commitments.  The definition of “Total Revolving Commitments”, as set forth in Section 1.01 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Total Revolving Commitments” shall mean the aggregate principal amount of all Lenders’ Revolving Commitments, which, as of the date of Amendment No. 1, is in the aggregate amount of $125,000,000 (subject to adjustment as provided pursuant to the terms of Section 2.20).”

(f)           Trigger Event.  The definition of “Trigger Event”, as set forth in Section 1.01 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Trigger Event” shall mean any date that Excess Liquidity is less than the greater of (a) fifteen (15%) percent of the Total Revolving Commitments and (b) $18,750,000; provided that any such Trigger Event shall cease to exist to the extent that Excess Liquidity is greater than the greater of (a) fifteen (15%) percent of the Total Revolving Commitments and (b) $18,750,000 for ninety (90) consecutive days.”

(g)           Increase in Total Revolving Commitments.  The following new Section is hereby added to the Credit Agreement immediately following the end of Section 2.19 therein:

“Section 2.20           Increase in Total Revolving Commitments.

(a)           Borrower may, at any time, deliver a written request to the Administrative Agent to increase the Total Revolving Commitments; provided, that (i) any such increase shall be subject to the consent of the Administrative Agent and satisfaction of each of the conditions set forth in Section 2.20(c) below, (ii) any such written request shall specify the amount of the increase in the Total Revolving Commitments that Borrower is requesting, (iii) the aggregate amount of any and all such increases in the Total Revolving Commitments shall not exceed $50,000,000 or, after giving effect to any such increase, cause the Total Revolving Commitments to exceed $175,000,000, (iv) the amount of each increase in the Total Revolving Commitments shall not be less than $25,000,000, (v) such requests may not be made more than two (2) times during the term of this Agreement, and (vi) any such request shall be irrevocable.

(b)           Upon the receipt by the Administrative Agent of any such written request, the Administrative Agent shall notify each of the Lenders of such request and each Lender (other than Defaulting Lenders) shall have the option (but not the obligation) to increase the amount of its Revolving Commitment by an amount approved by the Administrative Agent in its sole discretion of the amount of the increase in the Total Revolving Commitments requested by Borrower as set forth in the notice from the Administrative Agent to such Lender.  Each Lender shall notify the Administrative Agent within ten (10) days after the receipt of such notice from the Administrative Agent whether it is willing to so increase its Revolving Commitment, and if so, the amount of such increase; provided, that no Lender shall be obligated to provide such increase in its Revolving Commitment and the determination to increase the Revolving Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Revolving Commitments received from the Lenders does not equal or exceed the amount of the increase in the Total Revolving Commitments requested by Borrower, the Administrative Agent or Borrower may seek additional increases from Lenders (other than Defaulting Lenders) or Revolving Commitments from such Eligible Assignees as it may determine, after, in the case of Borrower, consultation with the Administrative Agent.  In the event Lenders (or Lenders and any such Eligible Assignees, as the case may be) have committed in writing to provide increases in their Revolving Commitments or new Revolving Commitments in an aggregate amount in excess of the increase in the Total Revolving Commitments requested by Borrower or permitted hereunder, the Administrative Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as the Administrative Agent may determine, after consultation with Borrower.

(c)           The Total Revolving Commitments shall be increased by the amount of the increase in Revolving Commitments from Lenders or new Commitments from Eligible Assignees, in each case selected in accordance with Section 2.20(b) above, for which the Administrative Agent has received written confirmation in form and substance satisfactory to the Administrative Agent from such Lenders or Eligible Assignees, as applicable, on the date requested by Borrower for the increase or such other date as the Administrative Agent and Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolving Commitments and new Revolving Commitments, as the case may be, equal or exceed the amount of the increase in the Total Revolving Commitments requested by Borrower in accordance with the terms hereof (but in no event shall the Total Revolving Commitments be increased above the amounts described in Section 2.20(a)), effective on the date that the Administrative Agent notifies Borrower that each of the following conditions have been satisfied (such date being the “Total Revolving Commitments Increase Effective Date”):

(i)           the Administrative Agent shall have received from each Lender or Eligible Assignee that is providing an additional Revolving Commitment as part of the increase in the Total Revolving Commitments, a written confirmation described above duly executed by such Lender or Eligible Assignee, the Administrative Agent and Borrower;

(ii)           the conditions precedent to the making of Loans set forth in Section 4.02 shall be satisfied as of the date of the increase in the Total Revolving Commitments, both before and after giving effect to such increase whether or not a Loan is then being made;

(iii)           upon the request of the Administrative Agent, the Administrative Agent shall have received an opinion of counsel to the Loan Parties in form and substance and from counsel reasonably satisfactory to the Administrative Agent addressing such matters as the Administrative Agent may reasonably request;

(iv)           such increase in the Total Revolving Commitments on the date of the effectiveness thereof shall not violate any term or provisions of any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and

(v)           there shall have been paid to each Lender and Eligible Assignee, in each case, providing an additional Revolving Commitment in connection with such increase in the Total Revolving Commitments all fees and reasonable documented out-of-pocket costs and expenses due and payable to such Person on or before the effectiveness of such increase, including, without limitation, all such fees payable in connection with such additional Total Revolving Commitments.

(d)           There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and Lenders (in accordance with any agreement among them) all fees and reasonable documented out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of Advisors) due and payable pursuant to any of the other Loan Documents on or before the effectiveness of such increase to the extent relating to such increase.

(e)           As of a Total Revolving Commitments Increase Effective Date, each reference to the term Total Revolving Commitments herein and in any of the other Loan Documents shall be deemed amended to mean the amount of the Total Revolving Commitments specified in the written notice from the Administrative Agent to Borrower of the increase in the Total Revolving Commitments.”

(h)           Section 5.10                      Additional Collateral; Additional Guarantors.  Section 5.10(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)           Promptly grant to the Administrative Agent (and in any event within sixty (60) days of the acquisition thereof unless extended by the Administrative Agent in its reasonable discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.01(k) or the Fair Market Value of the subject property, together with any improvements thereon, is less than $2,000,000).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected first priority Liens (or second priority Liens in the event any Post-Closing Term Loan Indebtedness is secured thereby), subject only to Permitted Liens.  Such Loan Party shall promptly deliver to the Administrative Agent (and in any event within thirty (30) days) (i) a Landlord Access Agreement with respect to each leased Real Property constituting a Key Location and (ii) a Bailee Agreement with respect to each Key Location at which Collateral is in the possession and/or under the control of a third party bailee (unless, in the case of any such Key Location referenced in the immediately preceding clauses (i) and (ii), the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such applicable Collateral Access Agreements).  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full; provided, that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding one hundred and ten (110%) percent of the Fair Market Value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Administrative Agent.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or delivery to the Administrative Agent such insurance certificates and other documentation (including with respect to title and flood insurance), in each case in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request.”

(i)           Indebtedness.  Section 6.01 of the Credit Agreement is hereby amended as follows:

(i)           Section 6.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)           Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;”

(ii)           Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(k)           Indebtedness of Borrower or a Subsidiary in connection with the acquisition (including by way of merger, consolidation, amalgamation or otherwise) of assets or a new Subsidiary; provided, that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by Borrower or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Borrower or one of its Subsidiaries; provided further that the aggregate amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (k) does not exceed $10,000,000 at any time outstanding;”

(iii)           Section 6.01(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l)           Indebtedness incurred by Foreign Subsidiaries and any extension, refinancing, renewal or replacement thereof, in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time outstanding;”

(iv)           Section 6.01(r) of the Credit Agreement is hereby amended by deleting the “and” following “;”.

(v)           Section 6.01(s) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(s)           unsecured Indebtedness of Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and”

(vi)           Section 6.01 of the Credit Agreement is hereby amended by adding the following new clause (t) immediately following clause (s):

“(t)           Indebtedness of Loan Parties in an aggregate principal amount not to exceed $5,000,000 at any time outstanding secured by Liens permitted pursuant to Section 6.02(v).”

(j)           Liens.  Section 6.02 of the Credit Agreement is hereby amended by replacing the “; and” following clause (t) with a semicolon, replacing the period at the end of clause (u) with “; and”, and adding the following new clause (v) immediately following clause (u):

“(v)           other Liens securing Indebtedness incurred pursuant to Section 6.01(t) so long as such Liens are subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent in its Permitted Discretion (it being understood and agreed that any such intercreditor agreement that is on substantially similar terms as the Term Loan Intercreditor Agreement shall be satisfactory to Administrative Agent if such intercreditor agreement includes a “Maximum Priority Revolving Loan Debt Cap” equal to an amount equal to one hundred ten (110%) percent of the then Total Revolving Commitments).”

(k)           Investments.  Section 6.04 of the Credit Agreement is hereby amended as follows:

(i)           Section 6.04(s) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(s)           other Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding (measured on the date such Investments are made); and”

(ii)           The following new clause (t) is hereby added immediately following clause (s):

“(t)           other Investments not otherwise expressly provided for in this Section 6.04 so long as the Specified Transaction Conditions are satisfied in each instance.”

(l)           Dividends.  Section 6.08 of the Credit Agreement is hereby amended by replacing the “; and” following clause (f) with a semicolon, replacing the period at the end of clause (g) with a semicolon, and adding the following new clauses (h) and (i) immediately following clause (g):

“(h)           payments to Edgen Murray or any successor to repurchase or redeem Equity Interests of Borrower so long as (i) the Specified Transaction Conditions are satisfied in each instance and (ii) such payments shall not exceed $40,000,000 in the aggregate; and

(i)           other Dividends not otherwise expressly provided for in this Section 6.08 so long as the Specified Transaction Conditions are satisfied in each instance.”

(m)           Limitation on Capital Expenditures.  Section 6.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)           [Reserved.]”

(n)           Field Examinations.  Section 11.03(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv)           all reasonable documented out-of-pocket costs and expenses incurred by the Collateral Agents in respect of audit and field examination fees and expenses, including in connection with any electronic collateral reporting system (including travel, meals, and lodging, plus a per diem charge at the Collateral Agents’ then standard rate for the Collateral Agents’ examiners in the field and office), of the Collateral Agents related to any inspections, field examinations or audits to the extent of the fees and charges contained in this Agreement or any of the other Loan Documents (it being understood that the Loan Parties shall not be responsible for more than (A) one (1) physical and one (1) desktop appraisal of Inventory in any twelve (12) month period unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for such appraisals of Inventory as the Collateral Agents may request, and (B) two (2) field examinations in any twelve (12) month period unless (1) a Trigger Event has occurred and is continuing, in which case Loan Parties shall be responsible for a third (3rd) field examination during such twelve (12) month period or (2) an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for such field examinations as the Collateral Agents may request); and”

(o)           Commitments.  Annex I to the Credit Agreement is hereby amended and restated in its entirety and replaced with Exhibit A attached hereto.

(p)           New Lenders Under Credit Agreement.  Effective as of the date of this Amendment No. 1, each Lender that is a party to this Amendment No. 1 but is not a Lender under the Credit Agreement immediately prior to the effectiveness of this Amendment No. 1, hereby (i) represents and warrants that (A) it is legally authorized to enter into this Amendment No. 1, (B) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Amendment No. 1 and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement and the other Loan Documents, and (C) it is not a competitor of the Borrower; (ii) confirms that it has received a copy of the Credit Agreement, the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment No. 1 and become a Lender under the Credit Agreement and the other Loan Documents; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform all obligations required to be performed by it as a Lender pursuant to the terms of the Credit Agreement and the other Loan Documents.

3.           Amendments to Security Agreement.  Section 4.01(a)(iv) of the Security Agreement is hereby amended and restated in its entirety as follows:

“(iv)           except as provided on Schedule 4.01(C) (as such schedule may be amended or supplemented from time to time), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;”

4.           Acknowledgment.

(a)           Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that as of the close of business on August 6, 2012, Borrower is indebted to Administrative Agent and Secured Parties in respect of the Loans in the principal amount of $58,000,000.  All such Loans, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now payable by Borrower to Administrative Agent and Secured Parties, are unconditionally owing by Borrower to Administrative Agent and Secured Parties, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)           Acknowledgment of Security Interests.  Borrower hereby acknowledges, confirms and agrees that Administrative Agent and Secured Parties have and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral heretofore granted to Administrative Agent and Secured Parties pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent and Secured Parties.

(c)           Binding Effect of Documents.  Borrower hereby acknowledges, confirms and agrees that: (i) each of the Loan Documents to which it is a party has been duly executed and delivered to Administrative Agent and Secured Parties by Borrower, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower contained in such documents and in this Amendment No. 1 constitute the legal, valid and binding Obligations of Borrower, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor’s rights generally and by general principles of equity, and, as of the date hereof, Borrower has no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Secured Parties are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

5.           Representations, Warranties and Covenants.  Borrower hereby represents, warrants and covenants to Administrative Agent and Secured Parties the following (which shall survive the execution and delivery of this Amendment No. 1), the truth and accuracy of which is a continuing condition of the making of Loans to Borrower:

(a)           This Amendment No. 1 and each other agreement or instrument to be executed and delivered by Borrower in connection herewith (collectively, together with this Amendment No. 1, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrower, and the agreements and obligations of Borrower contained herein and therein constitute the legal, valid and binding obligations of Borrower , enforceable against it in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor’s rights generally and by general principles of equity;

(b)           The execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (if any) (i) are all within Borrower’s limited liability company powers, (ii) will not violate the Organizational Documents of Borrower, (iii) will not violate or result in a default or require any consent or approval under (A) any material indenture, agreement, or other instrument binding upon Borrower or its properties or to which Borrower or any of its property is subject, or give rise to a right thereunder to require any payment to be made by Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (B) any Organizational Document of Borrower, (iv) will not violate any material Legal Requirement in any material respect and (v) will not result in the creation or imposition of any Lien on any property of Borrower, other than the Liens created by the Security Documents and Permitted Liens;

(c)           All of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

(d)           After giving effect to the amendments set forth in this Amendment No. 1, no Default or Event of Default exists; and

(e)           No action of, or filing with, or consent of any governmental or public body or authority, and no approval or consent of any other party (other than, in each case, actions, filings or consents that have already been taken, made or obtained) is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (if any), except to the extent the failure to so obtain any such action, filing or consent would not reasonably be expected to have a Material Adverse Effect.

6.           Conditions Precedent.  This Amendment No. 1 shall not be effective until each of the following conditions precedent is satisfied in a manner satisfactory to Administrative Agent:

(a)           the receipt by Administrative Agent of an original (or faxed or electronic copy) of this Amendment No. 1, duly authorized and executed by Borrower and Lenders;

(b)           the receipt by Administrative Agent of an original (or faxed or electronic copy) of the Amendment No. 1 Fee Letter, duly authorized and executed by Borrower;

(c)           the receipt by Administrative Agent and Lenders of the payment of all costs, fees and expenses (including reasonably attorneys’ fees and expenses) payable to Administrative Agent and Lenders in accordance with the terms of the Credit Agreement and the Amendment No. 1 Fee Letter;

(d)           the receipt by each Lender of an original (or faxed or electronic copy) of amended and restated Notes, duly authorized and executed by Borrower; and

(e)           no Default or Event of Default shall exist or have occurred (after giving effect to the amendments made pursuant to this Amendment No. 1).

7.           Effect of this Amendment.  This Amendment No. 1 constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof.  Except as expressly amended pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment No. 1, the provisions of this Amendment No. 1 shall control.

8.           Further Assurances.  Borrower shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment No. 1.

9.           Governing Law.  The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

10.           Binding Effect.  This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

11.           Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 1 by telecopier or other electronic means shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1.  Any party delivering an executed counterpart of this Amendment No. 1 by telecopier or other electronic means also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS hereof, the parties have executed and delivered this Amendment No. 1 as of the day and year first above written.

BORROWER:

BOURLAND AND LEVERICH SUPPLY CO. LLC

By:	/s/ Robert L. Dvorak
Name:	Robert L. Dvorak
Title:	President & Chief Executive Officer

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

[Signatures Continued from Previous Page]

ADMINISTRATIVE AGENT:

REGIONS BANK, as Administrative Agent, Co-Collateral Agent, Swingline Lender and as a Lender

By:	/s/ John Eckhouse
Name:	John Eckhouse
Title:	Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

[Signatures Continued from Previous Page]

LENDER:

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Co-Collateral Agent and as a Lender

By:	/s/ John Bobbin
Name:	John Bobbin
Title:	Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

[Signatures Continued from Previous Page]

LENDER:

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ John Wattinger
Name:	John Wattinger
Title:	Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Exhibit A
to
Amendment No. 1 to Amended and Restated Credit Agreement

Commitments

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Revolving Commitment
Regions Bank	5001 Spring Valley Road, Suite 153-W Dallas, Texas 75244 Attention: Account Manager: Bourland & Leverich Phone: (972) 383-7510 Fax: (972) 383-7505 Email: jon.eckhouse@regions.com	$58,333,333.00
RBS Business Capital	28 State Street 12th Floor Boston, Massachusetts 02109 Attention: John Bobbin Phone: (617) 994-7357 Fax: (617) 227-7995 Email: John.Bobbin@rbsbusinesscapital.com	$50,000,000.00
Capital One Leverage Finance Corp.	5420 LBJ Freeway, Suite 630 Dallas, Texas 75240 Attention: Mike Ehlert, Senior Vice President Phone: (972) 770-2680 Fax: (972) 770-2671 E-mail: mike.ehlert@capitalonebank.com	$16,666,667.00
TOTAL:		$125,000,000.00